EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

      Bio-Rad Laboratories, Inc.
      (In thousands, except per share data)

                                                                                Retroactively
                                                                                Adjusted for
                                                                                   3-For-2
                                                              As Reported       Stock Split

                                                              Three Months      Three Months
                                                            Ended March 31,    Ended March 31,
                                                             1996      1995     1996      1995
         Computation for Consolidated Statements of Income:
           Net income                                       $ 9,461  $ 8,053   $ 9,461  $ 8,053
                                                            =======  =======   =======  =======

           Weighted average common shares                     8,170    8,113    12,255   12,170
                                                            =======  =======   =======  =======

           Earnings per share                                 $1.16    $0.99     $0.77    $0.66
                                                            =======  =======   =======  =======

       Additional Primary Computation (1):
           Weighted average common shares per above           8,170    8,113    12,255   12,170
           Add-Dilutive effect of outstanding options
                (as determined by the application of
                the treasury stock method)                      143      105       215      158

           Weighted average common shares, as adjusted        8,313    8,218    12,470   12,328
                                                            =======  =======   =======  =======

           Primary earnings per share                         $1.14    $0.98     $0.76    $0.65
                                                            =======  =======   =======  =======

      Fully Diluted Computation (1):
           Weighted average common shares per above           8,170    8,113    12,255   12,170
           Add-Dilutive effect of outstanding options
                (as determined by the application of
                the treasury stock method)                      150      114       225      171


           Weighted average common shares, as adjusted        8,320    8,227    12,480   12,341
                                                            =======  =======   =======  =======

           Fully diluted earnings per share                   $1.14    $0.98     $0.76    $0.65
                                                            =======  =======    ======   ======

   [FN]
   (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.